                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   SCHEDULE 13G
                                  (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
              TO RULES 13d-1)b) AND (c) AND AMENDMENTS THERETO FILED
                               PURSUANT TO 13d-2(b)

                                 (Amendment No.  )*

                                US Airways Group, Inc.
------------------------------------------------------------------------------
                                   (Name of Issuer)


          Common Stock (Upon Conversion of Series H Senior Cumulative
------------------------------------------------------------------------------
                          Convertible Preferred Stock)
------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   911905 10 7
                       -----------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to the "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following pages)

CUSIP No. 911905 10 7                 13G                 Page 2 of 34 Pages
          -----------                                         --    ---


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Warren E. Buffett

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizen or Place of Organization
     United States Citizen
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      358,000 shares of Series H Senior Cumulative
                                  Convertible Preferred Stock (convertible
                                  into 9,239,944 shares of common stock)
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  358,000 shares of Series H Senior Cumulative
                                  Convertible Preferred Stock (convertible
                                  into 9,239,944 shares of common stock)
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     358,000 shares of Series H Senior Cumulative Convertible Preferred Stock (convertible into 9,239,944 shares of common stock)
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     9.21%
-------------------------------------------------------------------------------
(12) Type of Reporting Person
     IN
-------------------------------------------------------------------------------

CUSIP No. 911905 10 7                 13G                 Page 3 of 34 Pages
          -----------                                         --    ---


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Berkshire Hathaway, Inc.

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizen or Place of Organization
     Delaware Corporation
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      358,000 shares of Series H Senior Cumulative
                                  Convertible Preferred Stock (convertible
                                  into 9,239,944 shares of common stock)
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  358,000 shares of Series H Senior Cumulative
                                  Convertible Preferred Stock (convertible
                                  into 9,239,944 shares of common stock)
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     358,000 shares of Series H Senior Cumulative Convertible Preferred Stock (convertible into 9,239,944 shares of common stock)
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     9.21%
-------------------------------------------------------------------------------
(12) Type of Reporting Person
     HC,CO
-------------------------------------------------------------------------------

CUSIP No. 911905 10 7                 13G                 Page 4 of 34 Pages
          -----------                                         --    ---


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     National Indemnity Company

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizen or Place of Organization
     Nebraska Corporation
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      250,000 shares of Series H Senior Cumulative
                                  Convertible Preferred Stock (convertible
                                  into 6,452,475 shares of common stock)
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  250,000 shares of Series H Senior Cumulative
                                  Convertible Preferred Stock (convertible
                                  into 6,452,475 shares of common stock)
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     250,000 shares of Series H Senior Cumulative Convertible Preferred Stock (convertible into 6,452,475 shares of common stock)
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     6.43%
-------------------------------------------------------------------------------
(12) Type of Reporting Person
     IC
-------------------------------------------------------------------------------

CUSIP No. 911905 10 7                 13G                 Page 5 of 34 Pages
          -----------                                         --    ---


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     National Indemnity Company of Mid-America

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizen or Place of Organization
     Minnesota Corporation
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      3,000 shares of Series A Senior Cumulative
                                  Convertible Preferred Stock (convertible
                                  into 77,429 shares of common stock)
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  3,000 shares of Series A Senior Cumulative
                                  Convertible Preferred Stock (convertible
                                  into 77,429 shares of common stock)
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     3,000 shares of Series A Senior Cumulative Convertible Preferred Stock (convertible into 77,429 shares of common stock)
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     Less than 0.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person
     IC
-------------------------------------------------------------------------------

CUSIP No. 911905 10 7                 13G                 Page 6 of 34 Pages
          -----------                                         --    ---


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     National Fire and Marine Insurance Company

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizen or Place of Organization
     Nebraska Corporation
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      3,000 shares of Series H Senior Cumulative
                                  Convertible Preferred Stock (convertible
                                  into 77,429 shares of common stock)
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  3,000 shares of Series H Senior Cumulative
                                  Convertible Preferred Stock (convertible
                                  into 77,429 shares of common stock)
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     3,000 shares of Series H Senior Cumulative Convertible Preferred Stock (convertible into 77,429 shares of common stock)
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     Less than 0.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person
     IC
-------------------------------------------------------------------------------

CUSIP No. 911905 10 7                 13G                 Page 7 of 34 Pages
          -----------                                         --    ---


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Redwood Fire and Casualty Insurance Company

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizen or Place of Organization
     Nebraska Corporation
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      3,000 shares of Series H Senior Cumulative
                                  Convertible Preferred Stock (convertible
                                  into 77,429 shares of common stock)
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  3,000 shares of Series H Senior Cumulative
                                  Convertible Preferred Stock (convertible
                                  into 77,429 shares of common stock)
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     3,000 shares of Series H Senior Cumulative Convertible Preferred Stock (convertible into 77,429 shares of common stock)
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     Less than 0.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person
     IC
-------------------------------------------------------------------------------

CUSIP No. 911905 10 7                 13G                 Page 8 of 34 Pages
          -----------                                         --    ---


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Cypress Insurance Company

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizen or Place of Organization
     California Corporation
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      2,000 shares of Series H Senior Cumulative
                                  Convertible Preferred Stock (convertible
                                  into 51,619 shares of common stock)
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  2,000 shares of Series H Senior Cumulative
                                  Convertible Preferred Stock (convertible
                                  into 51,619 shares of common stock)
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     2,000 shares of Series H Senior Cumulative Convertible Preferred Stock (convertible into 51,619 shares of common stock)
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     Less than 0.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person
     IC
-------------------------------------------------------------------------------

CUSIP No. 911905 10 7                 13G                 Page 9 of 34 Pages
          -----------                                         --    ---


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Columbia Insurance Company

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizen or Place of Organization
     Nebraska Corporation
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      73,000 shares of Series H Senior Cumulative
                                  Convertible Preferred Stock (convertible
                                  into 1,884,122 shares of common stock)
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  73,000 shares of Series H Senior Cumulative
                                  Convertible Preferred Stock (convertible
                                  into 1,884,122 shares of common stock)
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     73,000 shares of Series H Senior Cumulative Convertible Preferred Stock (convertible into 1,884,122 shares of common stock)
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     1.88%
-------------------------------------------------------------------------------
(12) Type of Reporting Person
     IC
-------------------------------------------------------------------------------

CUSIP No. 911905 10 7                 13G                Page 10 of 34 Pages
          -----------                                         --    ---


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     National Liability & Fire Insurance Company

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizen or Place of Organization
     Illinois Corporation
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      2,000 shares of Series H Senior Cumulative
                                  Convertible Preferred Stock (convertible
                                  into 51,619 shares of common stock)
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  2,000 shares of Series H Senior Cumulative
                                  Convertible Preferred Stock (convertible
                                  into 51,619 shares of common stock)
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     2,000 shares of Series H Senior Cumulative Convertible Preferred Stock (convertible into 51,619 shares of common stock)
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     Less than 0.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person
     IC
-------------------------------------------------------------------------------

CUSIP No. 911905 10 7                 13G                Page 11 of 34 Pages
          -----------                                         --    ---


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Blue Chip Stamps

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizen or Place of Organization
     California Corporation
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      12,000 shares of Series H Senior Cumulative
                                  Convertible Preferred Stock (convertible
                                  into 309,718 shares of common stock)
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  12,000 shares of Series H Senior Cumulative
                                  Convertible Preferred Stock (convertible
                                  into 309,718 shares of common stock)
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     12,000 shares of Series H Senior Cumulative Convertible Preferred Stock (convertible into 309,718 shares of common stock)
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0.3%
-------------------------------------------------------------------------------
(12) Type of Reporting Person
     CO
-------------------------------------------------------------------------------

CUSIP No. 911905 10 7                 13G                Page 12 of 34 Pages
          -----------                                         --    ---


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Wesco Financial Corporation

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizen or Place of Organization
     Delaware Corporation
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      12,000 shares of Series H Senior Cumulative
                                  Convertible Preferred Stock (convertible
                                  into 309,718 shares of common stock)
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  12,000 shares of Series H Senior Cumulative
                                  Convertible Preferred Stock (convertible
                                  into 309,718 shares of common stock)
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     12,000 shares of Series H Senior Cumulative Convertible Preferred Stock (convertible into 309,718 shares of common stock)
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0.3%
-------------------------------------------------------------------------------
(12) Type of Reporting Person
     CO
-------------------------------------------------------------------------------

CUSIP No. 911905 10 7                 13G                Page 13 of 34 Pages
          -----------                                         --    ---


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Wesco Holdings Midwest, Inc.

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizen or Place of Organization
     Nebraska Corporation
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      12,000 shares of Series H Senior Cumulative
                                  Convertible Preferred Stock (convertible
                                  into 309,718 shares of common stock)
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  12,000 shares of Series H Senior Cumulative
                                  Convertible Preferred Stock (convertible
                                  into 309,718 shares of common stock)
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     12,000 shares of Series H Senior Cumulative Convertible Preferred Stock (convertible into 309,718 shares of common stock)
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0.3%
-------------------------------------------------------------------------------
(12) Type of Reporting Person
     CO
-------------------------------------------------------------------------------

CUSIP No. 911905 10 7                 13G                Page 14 of 34 Pages
          -----------                                         --    ---


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Wesco-Financial Insurance Company

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizen or Place of Organization
     Nebraska Corporation
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      12,000 shares of Series H Senior Cumulative
                                  Convertible Preferred Stock (convertible
                                  into 309,718 shares of common stock)
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  12,000 shares of Series H Senior Cumulative
                                  Convertible Preferred Stock (convertible
                                  into 309,718 shares of common stock)
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     12,000 shares of Series H Senior Cumulative Convertible Preferred Stock (convertible into 309,718 shares of common stock)
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0.3%
-------------------------------------------------------------------------------
(12) Type of Reporting Person
     IC
-------------------------------------------------------------------------------

CUSIP No. 911905 10 7                 13G                Page 15 of 34 Pages
          -----------                                         --    ---


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Nebraska Furniture Mart, Inc.

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizen or Place of Organization
     Nebraska Corporation
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      5,000 shares of Series H Senior Cumulative
                                  Convertible Preferred Stock (convertible
                                  into 129,049 shares of common stock)
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  5,000 shares of Series H Senior Cumulative
                                  Convertible Preferred Stock (convertible
                                  into 129,049 shares of common stock)
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     5,000 shares of Series H Senior Cumulative Convertible Preferred Stock (convertible into 129,049 shares of common stock)
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person
     CO
-------------------------------------------------------------------------------

CUSIP No. 911905 10 7                 13G                Page 16 of 34 Pages
          -----------                                         --    ---


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     The Fechheimer Bros. Company

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizen or Place of Organization
     Delaware Corporation
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      5,000 shares of Series H Senior Cumulative
                                  Convertible Preferred Stock (convertible
                                  into 129,049 shares of common stock)
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  5,000 shares of Series H Senior Cumulative
                                  Convertible Preferred Stock (convertible
                                  into 129,049 shares of common stock)
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     5,000 shares of Series H Senior Cumulative Convertible Preferred Stock (convertible into 129,049 shares of common stock)
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person
     CO
-------------------------------------------------------------------------------

CUSIP No. 911905 10 7                 13G                Page 17 of 34 Pages
          -----------                                         --    ---


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Oak River Insurance Company

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizen or Place of Organization
     Nebraska Corporation
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      3,000 shares of Series H Senior Cumulative
                                  Convertible Preferred Stock (convertible
                                  into 77,429 shares of common stock)
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  3,000 shares of Series H Senior Cumulative
                                  Convertible Preferred Stock (convertible
                                  into 77,429 shares of common stock)
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     3,000 shares of Series H Senior Cumulative Convertible Preferred Stock (convertible into 77,429 shares of common stock)
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     Less than 0.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person
     IC
-------------------------------------------------------------------------------

INTRODUCTORY NOTE. Berkshire Hathaway Inc. has previously filed reports concerning its ownership of securities of US Airways Group, Inc. on Schedule 13D because for a period of time representatives of Berkshire served on the Board of Directors of US Airways Group, Inc. Berskhire currently meets all the requirements for filing on Schedule 13G as opposed to Schedule 13D with respect to its ownership of securities of US Airways Group, Inc., and now begins filing on Schedule 13G with respect to such ownership.

ITEM 1(A). NAME OF ISSUER:

           US Airways Group, Inc.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           Crystal Park Four
           2345 Crystal Drive
           Arlington, Virginia 22227

ITEM 2(A). NAME OF PERSONS FILING:
ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE:
ITEM 2(C). CITIZENSHIP:

           Warren E. Buffett
           1440 Kiewit Plaza
           Omaha, Nebraska 68131
           United States Citizen

           Berkshire Hathaway Inc.
           1440 Kiewit Plaza
           Omaha, Nebraska 68131
           Delaware Corporation

           National Indemnity Company
           3024 Harney Street
           Omaha, Nebraska 68131
           Nebraska Corporation

           National Fire and Marine Insurance Company
           3024 Harney Street
           Omaha, Nebraska 68131
           Nebraska Corporation

           Redwood Fire and Casualty Insurance Company
           3024 Harney Street
           Omaha, Nebraska 68131
           Nebraska Corporation

           Cypress Insurance Company
           1017 South Fair Oaks Avenue, P.O. Box 7008
           Pasadena, California 91109
           California Corporation

           Columbia Insurance Company
           3024 Harney Street
           Omaha, Nebraska 68131
           Nebraska Corporation

           National Liability & Fire Insurance Company
           3024 Harney Street
           Omaha, Nebraska 68131
           Illinois Corporation

           Blue Chip Stamps
           5901 South Eastern Avenue
           Los Angeles, California 90040
           California Corporation

           Wesco Financial Corporation
           315 East Colorado Boulevard
           Pasadena, California 91109
           Delaware Corporation

           Wesco Holdings Midwest, Inc.
           1440 Kiewit Plaza
           Omaha, Nebraska 68131
           Nebraska Corporation

           Wesco-Financial Insurance Company
           3024 Harney Street
           Omaha, Nebraska 68131
           Nebraska Corporation

           Nebraska Furniture Mart, Inc.
           700 South 72nd Street
           Omaha, Nebraska 68114
           Nebraska Corporation

           The Fechheimer Bros. Company
           4545 Malsbary Road
           Cincinnati, Ohio 45252
           Delaware Corporation

           National Indemnity Company of Mid-America
           3024 Harney Street
           Omaha, Nebraska 68131
           Minnesota Corporation

           Oak River Insurance Company
           9290 West Dodge Road
           Omaha, Nebraska 68114
           Nebraska Corporation

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

           Common Stock (Receivable upon conversion of Series H Senior Cumulative Convertible Preferred Stock)

ITEM 2(E). CUSIP NUMBER:

           911905 10 7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

          (a) / /   Broker or Dealer registered under Section 15 of the Act:

          (b) / /   Bank as defined in Section 3(a)(6) of the Act:

          (c) /x/   Insurance Company as defined in Section 3(a)(19) of the Act:

                    National Indemnity Company
                    National Indemnity Company of Mid-America
                    National Fire and Marine Insurance Company
                    Redwood Fire and Casualty Insurance Company
                    Cypress Insurance Company
                    Columbia Insurance Company
                    National Liability and Fire Insurance Company Wesco-Financial Insurance Company
                    Oak River Insurance Company

          (d) / / Investment Company registered under Section 8 of the Investment Company Act of 1940:

          (e) / / Investment Advisor registered under Section 203 of the Investment Advisers Act of 1940:

          (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund:

          (g) /x/   Parent Holding Company, in accordance with Rule
                    13d-1(b)(ii)(G):

                    Berkshire Hathaway Inc.
                    Warren E. Buffett (an individual who may be deemed to
                     control Berkshire Hathaway Inc.

          (h) /x/   Group, in accordance with Rule 13d-1(b)(1)(ii)(H):

                    See Exhibit A

ITEM 4.   OWNERSHIP

          WARREN E. BUFFETT

          (a)  Amount Beneficially Owned:

               358,000 shares of Series H Senior Cumulative Convertible Preferred Stock (convertible into 9,239,944 shares of common stock)

          (b)  Percent of Class:

               9.21% of voting stock and, upon conversion, of common stock

          (c)  Number of shares as to which such person has:

               (i) sole power to vote or to direct the vote
                   -0-

               (ii) shared power to vote or to direct the vote
                    9,239,944 (upon conversion)

               (iii) sole power to dispose or direct the disposition of
                     -0-

               (iv) shared power to dispose or to direct the disposition of
                    9,239,944 (upon conversion)

BERKSHIRE HATHAWAY INC.

     (a)  Amount Beneficially Owned:

          358,000 shares of Series H Senior Cumulative Convertible Preferred Stock (convertible into 9,239,944 shares of common stock)

     (b)  Percent of Class:

          9.21% of voting stock and, upon conversion, of common stock

     (c)  Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote
               -0-

          (ii) shared power to vote or to direct the vote
               9,239,944 (upon conversion)

          (iii) sole power to dispose or direct the disposition of -0-

          (iv) shared power to dispose or to direct the disposition of 9,239,944 (upon conversion)

     NATIONAL INDEMNITY COMPANY

     (a)  Amount Beneficially Owned:

          250,000 shares of Series H Senior Cumulative Convertible Preferred Stock (convertible into 6,452,475 shares of common stock)

     (b)  Percent of Class:

          6.43% of voting stock and, upon conversion, of common stock

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              -0-

          (ii) shared power to vote or to direct the vote
               6,452,475 (upon conversion)

          (iii) sole power to dispose or direct the disposition of -0-

          (iv) shared power to dispose or to direct the disposition of 6,452,475 (upon conversion)

     NATIONAL FIRE AND MARINE INSURANCE COMPANY

     (a)  Amount Beneficially Owned:

          3,000 shares of Series H Senior Cumulative Convertible Preferred Stock (convertible into 77,429 shares of common stock)

     (b)  Percent of Class:

          0.08% of voting stock and, upon conversion, of common stock

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              -0-

          (ii) shared power to vote or to direct the vote
               77,429 (upon conversion)

          (iii) sole power to dispose or direct the disposition of -0-

          (iv) shared power to dispose or to direct the disposition of 77,429 (upon conversion)

     REDWOOD FIRE AND CASUALTY INSURANCE COMPANY

     (a)  Amount Beneficially Owned:

          3,000 shares of Series H Senior Cumulative Convertible Preferred Stock (convertible into 77,429 shares of common stock)

     (b)  Percent of Class:

          0.08% of voting stock and, upon conversion, of common stock

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              -0-

          (ii) shared power to vote or to direct the vote
               77,429 (upon conversion)

          (iii) sole power to dispose or direct the disposition of -0-

          (iv) shared power to dispose or to direct the disposition of 77,429 (upon conversion)

     CYPRESS INSURANCE COMPANY

     (a)  Amount Beneficially Owned:

          2,000 shares of Series H Senior Cumulative Convertible Preferred Stock (convertible into 51,619 shares of common stock)

     (b)  Percent of Class:

          0.05% of voting stock and, upon conversion, of common stock

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              -0-

          (ii) shared power to vote or to direct the vote
               51,619 (upon conversion)

          (iii) sole power to dispose or direct the disposition of -0-

          (iv) shared power to dispose or to direct the disposition of 51,619 (upon conversion)

     COLUMBIA INSURANCE COMPANY

     (a)  Amount Beneficially Owned:

          73,000 shares of Series H Senior Cumulative Convertible Preferred Stock (convertible into 1,884,122 shares of common stock)

     (b)  Percent of Class:

          1.88% of voting stock and, upon conversion, of common stock

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              -0-

          (ii) shared power to vote or to direct the vote
               1,884,122 (upon conversion)

          (iii) sole power to dispose or direct the disposition of -0-

          (iv) shared power to dispose or to direct the disposition of 1,884,122 (upon conversion)

     NATIONAL LIABILITY AND FIRE INSURANCE COMPANY

     (a)  Amount Beneficially Owned:

          2,000 shares of Series H Senior Cumulative Convertible Preferred Stock (convertible into 51,619 shares of common stock)

     (b)  Percent of Class:

          0.05% of voting stock and, upon conversion, of common stock

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              -0-

          (ii) shared power to vote or to direct the vote
              51,619 (upon conversion)

          (iii) sole power to dispose or direct the disposition of -0-

          (iv) shared power to dispose or to direct the disposition of 51,619 (upon conversion)

     BLUE CHIP STAMPS

     (a)  Amount Beneficially Owned:

          12,000 shares of Series H Senior Cumulative Convertible Preferred Stock (convertible into 309,718 shares of common stock)

     (b)  Percent of Class:

          0.31% of voting stock and, upon conversion, of common stock

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
               -0-

          (ii) shared power to vote or to direct the vote
               309,718 (upon conversion)

          (iii) sole power to dispose or direct the disposition of -0-

          (iv) shared power to dispose or to direct the disposition of 309,718 (upon conversion)

     WESCO FINANCIAL CORPORATION

     (a)  Amount Beneficially Owned:

          12,000 shares of Series H Senior Cumulative Convertible Preferred Stock (convertible into 309,718 shares of common stock)

     (b)  Percent of Class:

          0.31% of voting stock and, upon conversion, of common stock

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              -0-

          (ii) shared power to vote or to direct the vote
               309,718 (upon conversion)

          (iii) sole power to dispose or direct the disposition of -0-

          (iv) shared power to dispose or to direct the disposition of 309,718 (upon conversion)

     WESCO HOLDINGS MIDWEST, INC.

     (a)  Amount Beneficially Owned:

          12,000 shares of Series H Senior Cumulative Convertible Preferred Stock (convertible into 309,718 shares of common stock)

     (b)  Percent of Class:

          0.31% of voting stock and, upon conversion, of common stock

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
               -0-

          (ii) shared power to vote or to direct the vote
               309,718 (upon conversion)

          (iii) sole power to dispose or direct the disposition of -0-

          (iv) shared power to dispose or to direct the disposition of 309,718 (upon conversion)

     WESCO-FINANCIAL INSURANCE COMPANY

     (a)  Amount Beneficially Owned:

          12,000 shares of Series H Senior Cumulative Convertible Preferred Stock (convertible into 309,718 shares of common stock)

     (b)  Percent of Class:

          0.31% of voting stock and, upon conversion, of common stock

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              -0-

          (ii) shared power to vote or to direct the vote
               309,718 (upon conversion)

          (iii) sole power to dispose or direct the disposition of -0-

          (iv) shared power to dispose or to direct the disposition of 309,718 (upon conversion)

     NEBRASKA FURNITURE MART, INC.

     (a)  Amount Beneficially Owned:

          5,000 shares of Series H Senior Cumulative Convertible Preferred Stock (convertible into 129,049 shares of common stock)

     (b)  Percent of Class:

          0.13% of voting stock and, upon conversion, of common stock

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
               -0-

          (ii) shared power to vote or to direct the vote
               129,049 (upon conversion)

          (iii) sole power to dispose or direct the disposition of -0-

          (iv) shared power to dispose or to direct the disposition of 129,049 (upon conversion)

     THE FECHHEIMER BROS. COMPANY

     (a)  Amount Beneficially Owned:

          5,000 shares of Series H Senior Cumulative Convertible Preferred Stock (convertible into 129,049 shares of common stock)

     (b)  Percent of Class:

          0.13% of voting stock and, upon conversion, of common stock

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
               -0-

          (ii) shared power to vote or to direct the vote
               129,049 (upon conversion)

          (iii) sole power to dispose or direct the disposition of -0-

          (iv) shared power to dispose or to direct the disposition of 129,049 (upon conversion)

     NATIONAL INDEMNITY COMPANY OF MID-AMERICA

     (a)  Amount Beneficially Owned:

          3,000 shares of Series H Senior Cumulative Convertible Preferred Stock (convertible into 77,429 shares of common stock)

     (b)  Percent of Class:

          0.08% of voting stock and, upon conversion, of common stock

     (c)  Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote
               -0-
          (ii) shared power to vote or to direct the vote
               77,429 (upon conversion)

          (iii) sole power to dispose or direct the disposition of -0-

          (iv) shared power to dispose or to direct the disposition of 77,429 (upon conversion)

     OAK RIVER INSURANCE COMPANY

     (a)  Amount Beneficially Owned:

          3,000 shares of Series H Senior Cumulative Convertible Preferred Stock (convertible into 77,429 shares of common stock)

     (b)  Percent of Class:

          0.08% of voting stock and, upon conversion, of common stock

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              -0-

          (ii) shared power to vote or to direct the vote
               77,429 (upon conversion)

          (iii) sole power to dispose or direct the disposition of -0-

          (iv) shared power to dispose or to direct the disposition of 77,429 (upon conversion)

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not Applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          See Exhibit A

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          See Exhibit A

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable

ITEM 10.  CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                      SIGNATURES


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated this 13th day of February, 1998


/s/ Warren E. Buffett
------------------------------------
Warren E. Buffett


BERKSHIRE HATHAWAY INC.                  NATIONAL INDEMNITY COMPANY



By /s/ Warren E. Buffett                 By /s/ Warren E. Buffett
  ------------------------------------     ------------------------------------
  Warren E. Buffett                        Warren E. Buffett
  Chairman of the Board                    Chairman of the Board

COLUMBIA INSURANCE COMPANY               NATIONAL FIRE AND MARINE
                                             INSURANCE COMPANY


By /s/ Warren E. Buffett                 By /s/ Warren E. Buffett
  ----------------------------------       ------------------------------------
  Warren E. Buffett                        Warren E. Buffett
  Chairman of the Board                    Chairman of the Board

REDWOOD FIRE AND CASUALTY INSURANCE COMPANY, CYPRESS INSURANCE COMPANY, NATIONAL LIABILITY AND FIRE INSURANCE COMPANY, BLUE CHIP STAMPS, WESCO FINANCIAL COPRORATION, WESCO HOLDINGS MIDWEST, INC., WESCO-FINANCIAL INSURANCE COMPANY, PRECISION STEEL WAREHOUSE, INC., THE FECHHEIMER BROS. COMPANY, NEBRASKA FURNITURE MART, INC., NATIONAL INDEMNITY COMPANY OF MID-AMERICA, AND OAK RIVER INSURANCE COMPANY

By /s/ Warren E. Buffett
  ------------------------------------
  Warren E. Buffett
  Attorney-in-Fact

                                   EXHIBIT A


                 RELEVANT SUBSIDIARIES OF PARENT HOLDING COMPANY
                            MEMBERS OF THE FILING GROUP


PARENT HOLDING COMPANY:

Berkshire Hathaway Inc.

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.)

RELEVANT SUBSIDIARIES THAT ARE INSURANCE COMPANIES AS DEFINED IN SECTION 3(a)(19) OF THE ACT:

National Indemnity Company
National Indemnity Company of Mid-America
National Fire and Marine Insurance Company
Redwood Fire and Casualty Insurance Company
Cypress Insurance Company
Columbia Insurance Company
National Liability and Fire Insurance Company
Wesco-Financial Insurance Company
Oak River Insurance Company

SUBSIDIARIES DIRECTLY OWNING WELLS FARGO COMMON STOCK
THAT ARE NOT INSURANCE COMPANIES:

Nebraska Furniture Mart, Inc.
The Fechheimer Bros. Company